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     CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS AND DENOTED BY AN ASTERISK, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


                  DEVELOPMENT AND COMMERCIALIZATION AGREEMENT


     This Agreement is entered into as of May 17, 1996 ("Effective Date"), between COCENSYS, INC. ("CoCensys"), and G.D. SEARLE & CO. ("Searle") (individually a "Party" or collectively the "Parties").

     WHEREAS, CoCensys and Searle wish to establish the framework for the joint development and commercialization of Co 3-2693 or a back-up compound as set forth in this Agreement;

     NOW, THEREFORE, the Parties agree as follows:


ARTICLE 1.  DEFINITIONS.

     1.1 "ACT" means the U.S. Food, Drug and Cosmetics Act and applicable regulations thereunder, as amended from time to time.

     1.2 "AFFILIATE(S)" means any entity which directly or indirectly controls, is controlled by or is under common control with a Party. "Control" shall mean the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

     1.3 "BACK-UP COMPOUND" means any Back-Up Compound Candidate selected by the JDC for Development as a replacement for the Compound.

     1.4  "BACK-UP COMPOUND CANDIDATE" means any compound identified pursuant to
Section 4.1 as a potential Back-Up Compound.

     1.5 "COMPOUND" means 3ALPHA-hydroxy-3BETA-tri-fluoro-methyl-19-nor-pregnan-20-one (Co 3-2693). The term "Compound" shall include any Back-Up Compound which replaces CO 3-2693 or a prior Back-Up Compound. The terms "Compound", "Back-Up Compound" and "Back-Up Compound Candidate" shall also include any metabolite, prodrug, salt form or esther thereof and any other biologically active isomer.


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     1.6  "CO-PROMOTION" means the promotion and marketing of the Product by the
Parties in the USA and the sale by Searle, all as described in Article 8.

     1.7 "CO-PROMOTION EXPENSES" shall include, without limitation, the following expenses incurred by a Party to the extent allocable to the Co-Promotion in accordance with U.S. Generally Accepted Accounting Practices, consistently applied ("GAAP"):

          (a)  the cost of Goods;

          (b) any consideration paid to Third Parties for [*] approved by the Parties after the Effective Date;

          (c) pre-launch expenses and post-Regulatory Approval medical and clinical trial costs, costs of monitoring adverse drug reactions, quality control complaints, costs associated with maintaining the Regulatory Approval and reasonably allocable regulatory affairs group overhead costs;

          (d) costs of distributing and shipping the Product to wholesalers, distributors and customers (including costs of returns) and costs of collection;

          (e) direct costs, specifically allocable to the Product, incurred for the sale (including costs of sales forces, sales force incentives specific to the Product, call reporting and other monitoring/tracking costs, training of sales force and regional sales management and marketing management), advertising, promotion and marketing of the Product (including agency fees) through any means (including advertisements, promotional literature, market research, symposia, exhibits and direct mail);

          (f) costs of invoicing, of tracking and administering rebate and chargeback programs and product returns and of establishing and maintaining contracts with managed care organizations and governmental purchases;

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          (g) costs associated with [*];

          (h) costs associated with [*];

          (i) expenses associated with any Product recall or any FDA mandated communication.

Co-Promotion Expenses will not include general corporate overhead.

     1.8 "COST OF GOODS" means the cost of the Product in bulk or finished form (including samples) calculated in accordance with GAAP. Cost of Goods shall include: (a) the Cost of Manufacture for Product manufactured by either Party or the amount paid for Product manufactured by a Third Party; and (b) the net cost or credit of any value-added taxes or duties actually paid or utilized in respect of the Product.

     1.9 "COST OF MANUFACTURE" means the fully allocated cost of manufacturing the Product (calculated in accordance with GAAP), including the direct and indirect cost of any raw materials, packaging materials and labor (including benefits) utilized in such manufacturing (including formulating, filling, finishing, labeling and packaging, as applicable) plus factory overhead (fixed and variable) allocated to the Product in accordance with normal accounting practices for all products manufactured in the applicable facility.

     1.10 "DEVELOPMENT" means: (a) the pre-clinical and clinical development for use in the Field in the USA of the Compound through and including Regulatory Approval; and (b) the back-up program as described in Section 4.1.


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     1.11  "DEVELOPMENT COSTS" means all costs incurred by a Party identifiable to the Development as well as overhead costs of the functions that directly support the Development [ * ] (as calculated in accordance with GAAP and using the same allocation methods that the Party incurring such costs uses throughout its operations, but in all events excluding general corporate overhead), all as specified in the Development Plan and the Development Budget. Development Costs shall consist of Scientific FTE's (as defined in Section 3.3) and out-of-pocket costs. Such costs shall include, without limitation:

          (a) the Cost of Goods for the Product used in the Development, (including early batches of the Product for Regulatory Approval, to the extent not re-used later in commercial sales);

          (b) direct costs for outside professional services, including, but not limited to, toxicology studies or clinical studies performed by Third Parties;

          (c) direct charges for materials (including chemicals, animals and lab supplies);

          (d) costs incurred in connection with regulatory submissions; and

          (e) costs for the process development of the Product.

     1.12  "FDA" means the Food and Drug Administration of the USA.

     1.13  "FIELD" means the treament of insomnia in humans.

     1.14 "IND" means an Investigational New Drug Application as defined in the Act.

     1.15 "INTELLECTUAL PROPERTY RIGHTS" means all Patent Rights, trademarks, copyrights, Know-How and/or trade secrets owned or controlled by CoCensys or one of its Affiliates (with the right to


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license) as of the Effective Date or acquired during the term of this Agreement or owned or controlled jointly by the Parties, which relate to the development, manufacture, use, marketing or sale of the Product.

     1.16  "JDC" means the Joint Development Committee described in Section 2.3.

     1.17  "JMT" means the Joint Marketing Team described in Section 2.4.

     1.18 "KNOW-HOW" means all know-how, trade secrets, discoveries, technology, processes, information and data (including any related copyright), including all improvements thereto, whether patentable or otherwise, relating to:

          (a) the Compound, the Back-Up Compound or any Back-Up Compound Candidate;

          (b) any Product containing (a);

          (c) any method of making or any use of (a) or (b);

          (d) any component of (a) or (b);

          (e) any intermediate in the making of (a) or (b); or

          (f) any method of using any of (a), (b), (d) or (e).

     1.19 "NDA" means a New Drug Application for the Product, as defined in the Act.

     1.20 "NET SALES" means the proceeds from sale of the Product by Searle or its Affiliates or sublicensees to Third Parties, less the following deductions, to the extent allocated specifically to sales of the Product (all determined in accordance with such Party's or its Affiliate's or sublicensee's standard accounting practices):

          (a) VAT, sales, use, excise or other taxes (excluding taxes based on income);



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          (b) [ * ];

          (c) trade, quantity, promotional or cash discounts or rebates customary to the industry and actually allowed, given or accrued (including, but not limited to, cash, governmental and managed care rebates, and chargebacks); and

          (d) credits, allowances or refunds granted or made on account of returned, recalled, obsolete or damaged goods, or price adjustments actually made and bad debts.

It is understood between the parties that certain amounts shall be made on an estimated accrual basis and will be reconciled subsequently. "Net Sales" shall be deemed to refer to CoCensys rather than Searle if CoCensys sells the Product pursuant to sub-sections 15.2.2, 15.3.2 or 15.4.3.

     1.21 "PATENT RIGHTS" means all patents or patent applications and all divisions, continuations, continuations-in-part, reissues, extensions, renewals, supplementary protection certificates and foreign counterparts thereof, existing as of the Effective Date or filed or issuing during the term of this Agreement, at least one claim of which covers the Know-How.

The Patent Rights owned or controlled by CoCensys (with the right to license) existing as of the Effective Date are set forth in Exhibit A.

     1.22 "PHASE I", "PHASE II" AND "PHASE III" means the phases of clinical development of pharmaceuticals as defined in the Act.

     1.23 "PRODUCT" means any pharmaceutical product(s) containing the Compound.

     1.24 "REGULATORY APPROVAL" means all authorizations by the competent authorities required for marketing, promoting, pricing, reimbursement and selling of the Product in a given country.


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     1.25  "RoW" means all countries except the USA and Japan.

     1.26 "THIRD PARTY" means any person or entity other than CoCensys, Searle or their Affiliates.

     1.27 "TRADEMARK" means the trademark which the Product shall be marketed under in the USA as set out in Article 11.

     1.28 "USA" means the United States of America, its territories and possessions.


ARTICLE 2.  MANAGEMENT.

     2.1 COMMITTEES. The Parties agree that the relationship hereunder in the USA will be managed by an executive committee (the "Executive Committee"), the JDC and the JMT.

     2.2  EXECUTIVE COMMITTEE.

          2.2.1 COMPOSITION. Promptly after the Effective Date, Searle will appoint [ * ] representatives and CoCensys will appoint [ * ] representatives to the Executive Committee. The chairperson will be a [ * ]representative.
A Party may change any of its representatives at any time by giving written notice to the other Party.

          2.2.2 RESPONSIBILITIES. The Executive Committee will oversee and manage the relationship hereunder in the USA, including the JDC and the JMT. In particular, the Executive Committee will:

               (a) approve the Development Plan and the Development Budget (both as defined in Section 3.2) and the Marketing Plan and the Marketing Budget (both as defined in Section 8.2);


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               (b)  approve any deviation of [ * ] or more in the Development
Budget or the Marketing Budget;

               (c) approve any material change in the Development Plan or the Marketing Plan;

               (d)  coordinate the Parties' activities hereunder;

               (e) resolve budget disputes referred by the JDC or JMT pursuant to Section 2.7;

               (f) decide whether to abandon for any reason the Development of the Compound or the Back-Up Compound and substitute a Back-Up Compound or a Back-Up Compound Candidate, as applicable;

               (g)  approve filing of the NDA; and

               (h)  perform such other functions as determined by the Parties.

          2.2.3 MEETINGS AND VOTING. The Executive Committee will meet at such times as a Party may request, but in no event less frequently than twice per year, alternating between the principal places of business of the Parties and will otherwise communicate regularly by telephone, facsimile and video conference. Each Party recognizes the importance of the Executive Committee in the success of the Co-Promotion and will use diligent efforts to cause all its representatives to attend all meetings. The Executive Committee shall make decisions by [ * ]. Voting by proxy is permissible. All decisions of the Executive Committee shall be final and non-appealable. Additional participants may be invited by any member to attend meetings where appropriate (e.g., representatives of regulatory affairs or outside consultants). Such additional participants shall have no vote.


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     2.3  JOINT DEVELOPMENT COMMITTEE ("JDC").

          2.3.1  COMPOSITION.  Promptly after the Effective Date,
[ * ] representatives to the JDC. [ * ] will appoint the chairperson of the JDC. A Party may change any of its representatives at any time by giving written notice to the other Party.

          2.3.2 RESPONSIBILITIES. The JDC shall be responsible for overseeing and directing all aspects of the Development. In particular, the JDC shall:

               (a)  resolve problems and issues;

               (b) facilitate the exchange of all Development information and data;

               (c) designate the individuals responsible for preparing the Development Plan and the Development Budget (both as defined in Section 3.2);

               (d) submit the Development Plan and the Development Budget to the Executive Committee for approval together with any deviation in the Development Budget of [ * ] or more and any material change in the Development Plan;

               (e) monitor compliance with the Development Plan and the Development Budget and approve any deviation in the Development Budget of less than [ * ] and any immaterial change in the Development Plan;

               (f) allocate the Development activities among CoCensys, Searle and Third Parties in accordance with this Agreement;

               (g) agree on specifications for the Product and the processes for manufacturing the Product;


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               (h)  oversee, directly or indirectly, all FDA filings and
recommend to the Executive Committee when it is appropriate to file the NDA;

               (i) evaluate and select as the Back-Up Compound a Back-Up Compound Candidate meeting the criteria set forth in Exhibit B; and

               (j) approve and monitor the Development activities with respect to the Back-Up Compound conducted pursuant to Article 4.

     2.4  JOINT MARKETING TEAM ("JMT").

          2.4.1 COMPOSITION. At least two (2) years before anticipated Regulatory Approval in the USA, Searle will appoint [ * ] or more representatives to the JMT [ * ] and CoCensys will appoint [ * ]. If Searle appoints more than [ * ] representatives, CoCensys shall be entitled to appoint [ * ]. [ * ] will appoint the chairperson of the JMT. [ * ] may add more representatives and a Party may change any of its representatives at any time by giving written notice to the other Party.

          2.4.2     RESPONSIBILITIES.  The JMT will:

               (a) designate the individuals responsible for preparing the Marketing Plan and the Marketing Budget (both as defined in Section 8.2);

               (b) submit the Marketing Plan and the Marketing Budget to the Executive Committee for approval together with any deviation in the Marketing Budget of [ * ] or more and any material change in the Marketing Plan;

               (c) monitor compliance with the Marketing Plan and the Marketing Budget and approve any deviation in the Marketing Budget of


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less than [ * ] and any immaterial change in the Marketing Plan;

               (d)  review and approve Co-Promotion Expenses; and

               (e)  oversee the Co-Promotion as discussed in Article 8.

     2.5 MEETINGS OF THE JDC AND THE JMT. The chairperson of the JDC or the JMT shall call meetings when deemed appropriate, currently anticipated to be no less frequently than once every three (3) months for the JDC and [ * ] for the JMT. If possible, the meetings shall be held in person, or where appropriate, by video or telephone conference. The chairperson shall determine the form of the meeting. Additional participants may be invited by any member to attend meetings where appropriate (E.G., representatives of regulatory affairs or outside consultants). Such additional participants shall have no vote. Minutes of each meeting of the JDC shall be exchanged for review and comment by the members. Thereafter, they shall be signed by the chairperson. CoCensys, [ * ] may have its representative(s) on the JMT occupy space at Searle on a full-time basis in order to participate in JMT activities.

     2.6 VOTING OF THE JDC AND THE JMT. The JDC and the JMT shall make decisions by [ * ]. Voting by proxy is permissible. Urgent matters (including regulatory and adverse event matters) may be decided by unanimous vote of the relevant chairperson and a representative designated by [ * ].

     2.7 BUDGET DISPUTES. Any dispute arising in the JDC or the JMT concerning the Development Budget or the Marketing Budget will be referred to the Executive Committee if the JDC or the JMT is unable to resolve such dispute to the satisfaction of all representatives within thirty (30) days. All other decisions of the JDC or the JMT shall be final and non-appealable.

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ARTICLE 3.  DEVELOPMENT.

     3.1 GENERAL PRINCIPLES. The Parties agree to use diligent efforts to develop the Compound for use in the Field, making use of each Party's special expertise with the intent of obtaining world-wide Regulatory Approval and bringing the Product to the market as soon as reasonably practicable. Each Party shall ensure that its Development tasks are carried out adhering to the highest ethical and safety standards. Each Party shall have the right to decline to conduct any Development activity assigned to it. In such case, the JDC shall determine whether the other Party is able to conduct such activity or whether it will be contracted out to a Third Party. Although the JDC will have no responsibilities for development or registration of the Compound or the Product outside the USA, Searle shall keep the JDC reasonably informed concerning its activities outside the USA.

     3.2 DEVELOPMENT PLAN AND BUDGET. Promptly following the Effective Date, the JDC shall initiate preparation of the development plan for the Development (the "Development Plan") and a budget for proposed Development Costs (the "Development Budget"). The Development Plan shall set time lines and priorities for the various Development activities and identify which Party, or whether a Third Party, is to be responsible for each activity. The Development Plan will also include, to the extent practicable, the then-expected profile for the Product, the desired labelling and the criteria for determining acceptable requirements for filing the NDA. In preparing the Development Plan and the Development Budget, the JDC shall ensure that there is adequate marketing input and shall give due consideration to worldwide development of the Product. The Development Budget and the Development Plan shall be updated as deemed appropriate by the JDC, but in no event less frequently than [ * ]. The Development Plan and the Development Budget and certain changes therein shall be subject to approval of the Executive Committee as provided in sub-section 2.2.2.


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     3.3  SCIENTIFIC FTE.  In preparing the Development Budget and determining Development Costs, the Parties will use a rate of [ * ]. "Scientific FTE" means the fully-loaded costs, including ordinary lab supplies and any reasonable travel costs, but excluding general corporate overhead, of a full-time scientific/technical person (or in the case of less than a full-time dedicated person, a full-time equivalent scientific/technical person year) dedicated to the Development as carried out by an employee of either Party having skills in a biological, chemical or physical science or in the areas of clinical research, statistics, project management or regulatory affairs. Such rate shall be adjusted annually for inflation based on changes in the Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners -- U.S. City Average, from the prior January 1st.

     3.4 OTHER DEVELOPMENT. CoCensys shall not do any development work (including development work [ * ]) on [ * ], except with the approval of the Executive Committee. During the term of this Agreement, CoCensys will not develop, have developed, license or collaborate with respect to any [ * ].

     3.5  RIGHT OF FIRST OFFER.  If CoCensys decides to grant rights in any
[ * ] in the Field, CoCensys shall first offer such rights to Searle and the Parties shall negotiate the applicable terms in good faith. If the Parties are unable to agree upon such terms within one hundred eighty (180) days after Searle has received all such information in CoCensys' possession as is reasonably necessary for Searle to make a decision, CoCensys shall be free to offer such rights to a Third Party, provided such rights are [ * ]. This Section shall not apply to any [ * ] to the extent the rights granted hereunder are inconsistent with rights previously granted under the Research and Development Agreement between CoCensys, Acea Pharmaceuticals, Inc. and Ciba-Geigy Limited, dated December 23, 1994, or under the Research, Development and Marketing Collaboration Agreement between CoCensys, Acea Pharmaceuticals, Inc. and Warner-Lambert Company, dated October 26, 1995, as such agreements are in effect as of the Effective Date.

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ARTICLE 4.  DEVELOPMENT OF BACK-UP COMPOUND.

     4.1 BACK-UP PROGRAM. Until the end of Phase I for the Compound, CoCensys shall use its best efforts to present to the JDC for evaluation at least
[ * ] Back-Up Compound Candidates meeting the criteria set forth in Exhibit
B. During such time period, CoCensys shall submit to the JDC on an ongoing basis all Back-Up Compound Candidates which meet such criteria and shall provide the JDC periodic reports on the status of the Back-Up Program.

     4.2 BACK-UP COMPOUND SELECTION AND DEVELOPMENT. The JDC shall evaluate the Back-Up Compound Candidates and select one (1) as the Back-Up Compound. Concurrently with the Development of the Compound, the JDC will conduct pre-clinical Development of the Back-Up Compound as deemed appropriate by the JDC.

     4.3 MILESTONE PAYMENTS FOR BACK-UP COMPOUNDS. Each milestone payment payable pursuant to Section 6.3 shall [ * ].


ARTICLE 5.  FINANCING OF THE DEVELOPMENT.

     5.1  SHARING OF DEVELOPMENT COSTS.

          5.1.1 USA. CoCensys shall be responsible for [ * ] of the Development Costs for pre-clinical and clinical studies deemed appropriate by the JDC for obtaining Regulatory


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Approval in the USA and Searle shall be responsible for [ * ] thereof.

          5.1.2 EX-USA. Searle shall bear all other costs for such Regulatory Approvals outside the USA. Searle shall have the right to use all data, studies and analyses from the Development for such Regulatory Approvals [ * ].

     5.2 PAYMENT OF DEVELOPMENT COSTS. Each Party shall be responsible for paying its Development Costs as set forth in the Development Plan and the Development Budget. Within thirty (30) days after each calendar quarter, each Party shall provide the JDC detailed information concerning the Development Costs incurred by such Party during such quarter. Promptly after receipt thereof, the JDC will determine the amount, if any, which either Party has paid in excess of the amount to be borne by such Party for such quarter pursuant to sub-section 5.1.1 (an "Overpayment"). In the event of an Overpayment, the other Party shall pay the amount thereof to the Party making the Overpayment within thirty (30) days after receipt of notice from the JDC, but in no event shall such payment be due earlier than sixty (60) days after the end of the relevant quarter.

ARTICLE 6.  PAYMENTS TO COCENSYS.

     6.1 UPFRONT FEE. Simultaneous with signature of this Agreement, Searle shall pay CoCensys Three Million Dollars (US$3,000,000) which amount shall be non-refundable.

     6.2 EQUITY INVESTMENT. Simultaneously with signature of this Agreement, Searle shall enter into the Stock Purchase Agreement in the form of Exhibit C with CoCensys pursuant to which Searle shall purchase Seven Million Dollars (US$7,000,000) worth of capital stock of CoCensys.


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     6.3  MILESTONE PAYMENTS

          6.3.1  [ * ]. Upon [ * ], Searle shall pay CoCensys [ * ].

          6.3.2 [ * ]. At the date upon which [ * ], Searle shall pay CoCensys [ * ].

          6.3.3 [ * ]. At the date upon which [ * ], Searle shall pay CoCensys [ * ].

          6.3.4 [ * ]. Upon the first to occur of [ * ], Searle shall pay CoCensys [ * ].

          6.3.5  [ * ]. Upon [ * ], Searle shall pay CoCensys [ * ].

          6.3.6  [ * ]. Upon [ * ], Searle shall pay CoCensys [ * ].

          6.3.7 NON-REFUNDABILITY AND METHOD OF PAYMENT. All milestone payments shall be non-refundable and shall be made by wire transfer to CoCensys within thirty (30) days after the date of the event triggering the payment.


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ARTICLE 7.  LICENSE GRANTS.

     7.1 LICENSES TO SEARLE. CoCensys hereby grants Searle a license, with the right to sub-license, under the Intellectual Property Rights to make, have made, use, offer for sale, import and sell the Product in the Field in the USA, Japan and the RoW. Such license shall be sole in the USA (i.e., exclusive except as to CoCensys so long as the Parties are co-promoting the Product under Article 8) and shall be exclusive in Japan and the RoW. Any sub-licensee of rights in the USA shall be [ * ].

     7.2 If either Party identifies, or becomes aware of, a therapeutic use for the Product outside the Field [ * ], then Searle's license rights granted under this Article shall be deemed [ * ] the Product for such indication outside the Field. In addition to the foregoing, CoCensys and Searle may [ * ] under terms and conditions to be negotiated by the Parties in good faith, provided that such terms and conditions shall [ * ]. If CoCensys, elects [ * ] to be negotiated by the Parties in good faith.

     7.3 LICENSES UPON EXPIRATION. Upon expiration of the royalty obligations in the USA set forth in Section 8.9 and upon expiration of the royalty obligations in Japan and the RoW set forth in Section 9.3 or 9.4, as applicable, on a country by country basis, Searle shall have [ * ] under any remaining Intellectual Property Rights.


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ARTICLE 8.  CO-PROMOTION.

     8.1 CO-PROMOTION RIGHTS. CoCensys shall co-promote the Product with Searle in the USA from initiation of pre-launch activities for the Product in the USA until the expiration of the last to expire of the CoCensys Patent Rights in the USA claiming the Compound per se. Each Party shall work diligently and use the same effort such Party puts forth to promote other products of similar commercial value to co-promote the Product.

     8.2 MARKETING PLAN AND BUDGET. No later than six (6) months after filing of the NDA, the JMT shall initiate preparation of a marketing plan (the "Marketing Plan") and a marketing budget (the "Marketing Budget"). The Marketing Plan and the Marketing Budget will describe, to the extent practicable, the proposed plan for commercialization of the Product, including overall marketing strategy, anticipated marketing, sales and promotion efforts by each Party, market and sales forecasts, pricing and discounting analysis and estimated launch date, as well as advertising and other promotional materials to be used in the Co-Promotion. The Marketing Budget will include projected Co-Promotion Expenses. The Marketing Plan and the Marketing Budget shall be updated as deemed appropriate by the JMT, but in no event less frequently than annually. The Marketing Plan and the Marketing Budget and certain changes therein shall be subject to approval of the Executive Committee as provided in sub-section 2.2.2.

     8.3 CO-PROMOTION EXPENSES. CoCensys shall be responsible for [ * ] of all Co-Promotion Expenses and Searle shall be responsible for [ * ] thereof.

     8.4  CO-PROMOTION PROFITS AND LOSSES.

          8.4.1 PROFITS. If Net Sales during any calendar quarter exceed Co-Promotion Expenses during such quarter, such excess shall be allocated [ * ] and then to pay each Party an amount equal to


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[ * ].

          8.4.2 LOSSES. If Net Sales are less than Co-Promotion Expenses during any calendar quarter, Net Sales shall be allocated to partially reimburse each Party so that [ * ].

     8.5 PAYMENT AND REPORTING. Within thirty (30) days after each calendar quarter, or earlier if possible, during the Co-Promotion, CoCensys shall furnish Searle a statement setting forth its Co-Promotion Expenses incurred in such quarter. Within sixty (60) days after each calendar quarter, or earlier if possible, during the Co-Promotion, Searle shall furnish CoCensys a statement (the "P&L Statement") setting forth Net Sales in the USA and all data on which the determination of Co-Promotion Profit was calculated. If either Party owes an amount to the other Party pursuant to Section 8.4, it shall make such payment within thirty (30) days after receipt of the P&L Statement, but in no event shall such payment be due earlier than sixty (60) days after the end of the relevant quarter.

     8.6 PROMOTION. Searle shall have the primary responsibility for promoting the Product to [ * ]. CoCensys shall have the primary responsibility for promoting the Product to [ * ] and, subject to Section 8.3, will maintain appropriate capacity in its sales force for such promotion. In addition, CoCensys shall provide [ * ] (as defined in the following two sentences) of the [ * ]. [ * ] means that CoCensys shall [ * ] but in no case shall CoCensys [ * ]. Unless decided otherwise by the JMT, CoCensys shall [ * ]. During the first year of commercialization of the Product, Searle will assist CoCensys in [ * ]. Although Searle shall not be responsible for [ * ], in no case shall Searle be precluded from


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[ * ].

     8.7 PROMOTIONAL AND ADVERTISING MATERIALS. All promotional and advertising materials shall be consistent with the relevant Marketing Plan and Marketing Budget. Neither Party shall make any claim or representation in respect of the Product that has not been approved by the JMT. In any such materials which identify either Party, the Parties will be presented and described to the medical communities (including, for example, the physician, pharmacy, governmental, reimbursement and hospital sectors) as joining in the Co-Promotion. All such materials and all documentary information, promotional material and oral presentations (where practical) regarding the Co-Promotion will display the Searle and CoCensys names and logos with equal prominence as permitted by applicable law.

     8.8 ORDERS AND SALES. All customer orders for and returns of the Product shall be received and processed by Searle. CoCensys shall promptly transmit any such orders that it receives to Searle. All sales of the Product will be completed, distributed, accounted for, billed and booked by Searle.

     8.9 ROYALTIES UPON EXPIRATION OF CO-PROMOTION. In consideration of the license of the remaining Intellectual Property Rights, Searle shall pay CoCensys royalties on Net Sales in the USA beginning after


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expiration of CoCensys' right to co-promote the Product as provided in the first sentence of Section 8.1 as follows:

     Year Following Expiration               Royalty Rate
     -------------------------               -------------
               [ * ]                             [ * ]

Such royalties shall be subject to Section 8.10 and shall only be payable if [ * ] (subject to Section 15.5).

     8.10 ROYALTY ADJUSTMENTS. If at any time [ * ] (as defined in the following sentence) in [ * ] is [ * ] while Searle is paying royalties under
Section 8.9, the royalty rate applicable to sales in [ * ] shall be [ * ]; provided, however, that in no event shall such royalty rate [ * ]. [ * ] means the amount determined by [ * ] and the applicable royalty rate set forth in Section 8.9 [ * ]. If improvements proposed by CoCensys are implemented by either Party or any Third Party for manufacture of the Product which [ * ] of the Product, such that [ * ] is [ * ], Searle shall pay CoCensys, in addition to the royalty at the rate set forth in Section 8.9 above, an amount equal to [ * ] of the amount by which the [ * ] during the relevant payment period.

ARTICLE 9.  MARKETING AND ROYALTIES IN JAPAN AND THE ROW.

     9.1 MARKETING BY SEARLE. Searle shall have exclusive rights and discretion with respect to development, registration, distribution and commercialization of the Product in Japan and the RoW. Searle shall


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use the same efforts as with its comparable products to market, sell and distribute the Product at its discretion in such countries.

     9.2  REGULATORY AND COMMERCIAL DILIGENCE.

          9.2.1 JAPAN. Within [ * ] of commencing [ * ] for the Compound in the USA or Europe, Searle will use best efforts to commence the equivalent of [ * ] required for Regulatory Approval in Japan.

          9.2.2 EX-USA. Searle will file for Regulatory Approval in the countries in the RoW and Japan in which Searle intends to market the Product and will use best efforts to launch the Product in such countries after receipt of Regulatory Approval, all in such time frame as is normal and customary in the pharmaceutical industry. Annually, Searle shall notify CoCensys of any country in which it determines not to market the Product.

     9.3  ROYALTIES IN THE RoW AND JAPAN.

          9.3.1 ROYALTIES IN THE RoW. Subject to Sections 9.4 and 9.5, Searle shall pay CoCensys royalties in the RoW on a country by country basis of [ * ] until the [ * ].

          9.3.2 ROYALTY IN JAPAN. Subject to Sections 9.4 and 9.5, Searle shall pay CoCensys royalties in Japan of [ * ] until [ * ].

     9.4 NON-PATENT COUNTRIES. If Searle sells the Product in Japan or in any country in the RoW in which no CoCensys Patent Rights claiming the Compound per se have issued in such country as of the date of first commercial sale, the royalty rate payable in such country under Section 9.3 shall be [ * ]


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unless and until such a patent issues, in which case Searle shall thereafter pay royalties in such country as provided in Section 9.3. Such royalty shall be subject to Section 9.5 and shall be payable [ * ].

     9.5 ROYALTY ADJUSTMENTS. If at any time [ * ] (as defined in the following sentence) [ * ] is [ * ], the royalty rate applicable to sales in such country shall [ * ]; provided, however, that in no event shall such royalty rate [ * ] under Section 9.3 or [ * ] under Section 9.4. [ * ] means the amount determined by [ * ] and the applicable royalty rate set forth in
Section 9.3 or Section 9.4 [ * ]. If improvements proposed by CoCensys are implemented by either Party or any Third Party for manufacture of the Product which [ * ] of the Product, such that [ * ] is [ * ], Searle shall pay CoCensys, in addition to the royalty at the rate set forth in Section 9.3 or
Section 9.4 above, an amount equal to [ * ] of the amount by which the [ * ] during the relevant payment periods.

ARTICLE 10.  ACCOUNTS, RECORDS AND PAYMENT OF ROYALTIES.

     10.1 RECORDS. Each Party shall keep accurate books and records in connection with the manufacture, use and/or sale by or for it of the Product in sufficient detail to permit accurate determination of all figures necessary for verification of Development Costs, Co-Promotion Expenses, royalties, profits and other amounts payable hereunder. Searle and CoCensys shall maintain such records for three (3) years after the year in which they were generated.


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     10.2  AUDITS.  A Party, at its expense, through a certified public accountant reasonably acceptable to the other Party, shall have the right to access the books and records of the other Party, and to make copies thereof, for the sole purpose of verifying such statements. Such access shall be conducted after reasonable prior written notice to the Party during ordinary business hours and shall not be more frequent than once during each calendar year. Each Party's right to have such records examined shall survive termination or expiry of this Agreement for three (3) calendar years. If such audit reveals an underpayment of [ * ] or more of the amount due, the audited Party shall reimburse the auditing Party for the costs of such audit in addition to promptly paying the amount of the underpayment to the auditing Party.

     10.3 FOREIGN EXCHANGE. For computing Net Sales for Product sold in a currency other than US Dollars and determining Development Costs or Co-Promotion Expenses incurred in a currency other than US Dollars, such currency shall be converted into US Dollars in accordance with Searle's customary and usual translation procedures, consistently applied.

     10.4 PAYMENTS OF ROYALTIES. Searle or its Affiliate(s) or CoCensys, as applicable, shall pay the royalties due under this Agreement within [ * ] to such bank as the receiving Party shall designate in writing. Within the same period, the paying Party shall furnish the receiving Party a written statement setting forth total Net Sales during the relevant calendar quarter on a country-by-country basis and the amount of royalty due thereon. Such royalties shall be net of all taxes, duties or other amounts which the paying Party is required to pay on behalf of the receiving Party. The paying Party shall provide the receiving Party certificates or receipts evidencing the same.


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ARTICLE 11.  TRADEMARKS.

     11.1 TRADEMARK IN THE USA. The JMT shall select the Trademark for the Product in the USA, taking into consideration the global marketing requirements of the Product. Searle shall own the Trademark. Upon expiration of the period of Co-Promotion, Searle shall have the exclusive right to use the Trademark.

     11.2 TRADEMARK(S) IN JAPAN AND THE RoW. Searle shall select and own the trademark(s) for marketing the Product in Japan and the RoW, taking into consideration the Trademark. All expenses for registering and defending the trademark(s) in Japan or the RoW shall be borne by Searle. After termination of this Agreement, Searle shall continue to have unrestricted ownership of such trademark(s).


ARTICLE 12.  MANUFACTURE

     12.1 MANUFACTURE FOR CLINICAL TRIALS THROUGH PHASE II. [ * ] shall supply the Product in bulk form for conducting the Development through Phase
II. In addition, [ * ] shall be responsible for establishing the commercial manufacturing process for the Product in such timely way as to ensure adequate clinical supplies for the Product to enter Phase III clinical trials. The JDC shall be responsible for arranging for manufacture of the Product in finished form for conducting the Development through Phase II.

     12.2 MANUFACTURE FOR PHASE III CLINICAL TRIALS AND SALES. [ * ] may manufacture the Product or have it manufactured for conducting the Development for Phase III and/or for sale in the USA, Japan and the RoW, or may purchase the Product in bulk or finished form from [ * ] at its Cost of Manufacture, where [ * ] possesses such capacity. If [ * ] manufactures the Product, it shall be provided for sale in the USA at [ * ] Cost of Manufacture. In order to ensure an uninterrupted supply of Product under extraordinary circumstances, the Parties intend to establish a second source for the USA, which [ * ] shall have the right to establish. If [ * ] intends to establish a second source for the Product to be sold in Japan and the RoW, it shall favorably consider [ * ] facilities or sourcs for that purpose. Any Third Party manufacturer of the Product shall be subject to approval of the Parties, which approval shall not be unreasonably withheld. [ * ] shall favorably consider [ * ] as a Third Party manufacturer of the Product in bulk form.

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ARTICLE 13.  INTELLECTUAL PROPERTY RIGHTS.

     13.1 PATENTABLE INVENTIONS. Each Party shall own all Inventions (as defined in this sub-section) made solely by its employees and agents and all patent applications and patents claiming such Inventions. All Inventions made jointly by employees or agents of the Parties and all patent applications and patents claiming such Inventions shall be owned jointly by the Parties. "Invention" means an invention conceived in the course of and within the scope of the Development and reduced to practice during the term of this Agreement. The Party owning an Invention shall make the final decision with respect to any patent filings. With respect to jointly owned Inventions, the JDC shall determine which Party shall file and prosecute any patent applications thereon. The expenses therefor shall be [ * ]

     13.2 PROSECUTION AND MAINTENANCE OF PATENT RIGHTS. Each Party, [ * ], shall be responsible for filing, prosecuting and maintaining its Patent Rights. If a Party decides not to pursue patent protection for any invention claimed in any patent application or patent within the Patent Rights (including any Invention) in any country, it shall give the other Party reasonable notice to this effect. The other Party, [ * ], may file, prosecute or maintain a patent application or patent covering such invention in its name in such country subject to the rights of any Third Party licensor.


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     13.3  PATENT EXTENSIONS.  The Party holding a Patent Right, if requested by and with the assistance of the other Party, shall apply in a timely manner for such patent term extensions or supplemental protection certificates for such Patent Right as are available under any applicable legislation. All expenses incurred in connection with such patent term extensions or supplemental protection certificates shall be: [ * ].

     13.4 COOPERATION. Each Party shall sign or have its appropriate employees and agents sign such documents as may be necessary to obtain, perfect or maintain any Patent Rights filed or to be filed pursuant to this Agreement, and shall furnish all information in its possession reasonably necessary in connection therewith.

     13.5  INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.

          13.5.1
               (a) If either Party becomes aware of any infringement or threatened infringement or misappropriation of any Intellectual Property Rights,
it shall promptly notify the other Party in writing.   The Party holding such
Intellectual Property Rights, at its expense (subject to sub-section 13.5.1(d)), shall have the right, but not the obligation, to institute, prosecute and control any legal proceeding in its name and by its counsel to prevent or restrain such infringement. The other Party, [ * ], may be represented by its counsel. If a Party brings any such proceeding, the other Party may be joined as a party plaintiff. In such case, the other Party will give the first Party reasonable assistance and authority to file and prosecute such suit.

               (b) Notwithstanding the foregoing, the JDC or the JMT, as appropriate, shall determine which party shall have the primary right and responsibility (but not the obligation) to


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institute, prosecute, and control any proceeding with respect to infringement or misappropriation of jointly owned Intellectual Property Rights.  The other
Party, [ * ], may be represented by its counsel.

               (c) If one Party alone asserts Intellectual Property Rights, [ * ], any damages and costs recovered in any proceeding or by way of settlement under sub-section 13.5.1(a) and (b) above or sub-section 13.5.2 shall [ * ].

               (d) If both Parties participate in asserting the Intellectual Property Rights, the costs and expenses of all suits under this sub-section shall be [ * ]. Any remaining damages shall be [ * ].

          13.5.2 If the Party having the primary right to institute, prosecute and control any proceeding under sub-section 13.5.1 fails to do so within one hundred twenty (120) days after receiving notice of the infringement or if such Party, after initiating an action, determines to discontinue such action, the other Party, at its expense, may bring and control or take over any such action by its counsel, unless prevented from doing so by applicable laws.

          13.5.3 In connection with any proposed settlement in respect of any infringement or threatened infringement of any Intellectual Property Rights, the Party intending to settle shall notify and consult with the other Party as to the terms of settlement, whose written consent shall be required prior to any such settlement, such consent shall not be unreasonably withheld.


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          13.5.4  In connection with any action taken by either Party against a
Third Party to protect or enforce any Intellectual Property Rights, the other Party shall, if requested, consult with the Party taking such action, and make available as witnesses its employees or as evidence any materials and/or data as are reasonably necessary for the furtherance of such action. The expenses in connection with the providing of witnesses and/or the making available of any materials and/or data shall be [ * ].

     13.6  INFRINGEMENT OF THIRD PARTY PATENT RIGHTS

          13.6.1 If either Party believes that it cannot commercially make, import, use, market and/or sell the Product under the Intellectual Property Rights without infringing a Third Party's patent, it shall notify the other Party. The Parties then shall seek an opinion of patent counsel acceptable to both Parties. If such counsel does not concur with the notifying Party's opinion, the Parties shall proceed in accordance with the terms of this Agreement. If such counsel concurs with the notifying Party's opinion, they shall jointly endeavor to secure a license from the Third Party on terms acceptable to both Parties. Any royalties payable by Searle in Japan or the RoW under any such Third Party license shall be [ * ]. Any royalties payable by either Party in the USA under any such Third Party license shall be [ * ].

          13.6.2 If either Party is sued for patent infringement of any Third Party patents arising out of the manufacture, use, sale or importation of the Product, the Parties shall promptly meet to discuss the course of action to be taken to resolve or defend any such infringement litigation. Each Party shall provide the other with such assistance as is reasonably necessary and shall cooperate in the defense of any such action. Any expense of defending such action and any damages and/or other compensation imposed shall be handled as provided in sub-section 13.6.1 with respect to Third Party royalties in Japan and RoW, and in the USA, respectively.


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ARTICLE 14.  REGULATORY AFFAIRS.

     14.1  REGULATORY APPROVALS.

          14.1.1 USA. The NDA shall be filed in accordance with a decision of the Executive Committee. Searle shall own the IND and the NDA. CoCensys shall have the right of reference to the NDA to the extent necessary to exercise its rights and meet its obligations hereunder.

          14.1.2 JAPAN AND THE RoW. Subject to Section 9.2, the filing of Regulatory Approvals in Japan and the RoW shall be made by decision of Searle alone. Searle shall own such Regulatory Approvals, and CoCensys shall have the right of reference thereto to the extent necessary to meet its manufacturing obligations under this Agreement.

     14.2  COMMUNICATIONS WITH REGULATORY AGENCIES.

          14.2.1 USA. [ * ] shall be responsible for all communications with regulatory agencies in the USA, subject to keeping the JDC or the JMT, as appropriate, informed. [ * ] shall maintain a single database of clinical trial material accumulated by both Parties in the course of the Development. The JDC shall develop a procedure for exchanging such data.

          14.2.2 JAPAN AND THE RoW. Searle will inform CoCensys promptly of communications between Searle and any regulatory agencies in Japan and the RoW insofar as such communications may affect the Regulatory Approval in the USA.


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ARTICLE 15.  TERM AND TERMINATION.

     15.1 TERM. Subject to Sections 15.2, 15.3, 15.4 and 15.5, this Agreement shall be in effect from the Effective Date and shall continue in effect until Searle is no longer obligated to pay royalties hereunder.

     15.2  TERMINATION FOR BREACH.

          15.2.1  NOTICE.  Either Party may terminate this Agreement upon
[ * ] written notice if the other Party commits a material breach of its obligations to pay any amount due hereunder and does not remedy such breach within said [ * ]. Either Party may also terminate this Agreement upon [ * ] written notice if the other Party commits a material breach of any obligation other than to pay an amount hereunder and does not remedy such breach within said [ * ].

          15.2.2 BREACH BY SEARLE. If termination is due to a breach by Searle, Searle's rights granted hereunder shall terminate; provided, that if such termination occurs [ * ], [ * ] shall pay [ * ].

          15.2.3 BREACH BY COCENSYS. If termination is due to a breach by CoCensys, Searle's rights hereunder shall [ * ]:


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[ * ]

     15.3  VOLUNTARY TERMINATION OF THE DEVELOPMENT.

          15.3.1 NOTICE. Either Party unilaterally may terminate its participation in the Development provided the Party so terminating gives the other Party as much advance notice as reasonably possible. In no event shall such notice be less than one hundred eighty (180) days. The Parties shall cooperate in good faith to wind-down the Development in order to minimize disruption of the Development efforts.

          15.3.2 TERMINATION BY SEARLE. In the event of termination by Searle, Searle's rights granted hereunder shall terminate; provided, that if such termination occurs [ * ], CoCensys shall pay Searle a royalty equal to [ * ] of its worldwide Net Sales of the Product up to an aggregate amount equal to the [ * ].

          15.3.3 TERMINATION BY COCENSYS. In the event of termination by CoCensys, Searle's rights hereunder shall become [ * ], subject to payment to CoCensys of royalties under Sections 9.3 and 9.4 and subject to payment to CoCensys of a royalty on Net Sales in the USA until [ * ] per se calculated as follows:

               Effective Date of
               Termination                      Royalty Rate
               ------------------               ------------
               After Effective Date but
               prior to [ * ]                       [ * ]

               After [ * ] but prior to
               [ * ]                                [ * ]

               Any time thereafter                  [ * ]


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     15.4  VOLUNTARY TERMINATION OF CO-PROMOTION.

          15.4.1 NOTICE. Either Party unilaterally may terminate its participation in the Co-Promotion upon ninety (90) days' notice.

          15.4.2 TERMINATION BY COCENSYS. In the event of termination by CoCensys, Searle's rights hereunder shall become [ * ], subject to payment to CoCensys of royalties under Sections 9.3 and 9.4 and subject to payment to CoCensys of a royalty on Net Sales in the USA until [ * ] per se calculated as follows:

            Effective Date of
            Termination                           Royalty Rate
            ------------------                    ------------
            After [ * ] but prior to
            [ * ]                                     [ * ]

            Any time thereafter                       [ * ]


          15.4.3 TERMINATION BY SEARLE. In the event of termination by Searle, Searle's rights granted hereunder shall terminate; provided, that if such termination occurs [ * ], CoCensys shall pay Searle a royalty equal to [ * ] of its worldwide Net Sales of the Product up to an aggregate amount equal to the [ * ].


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     15.5  CHANGE IN CONTROL.

          15.5.1 In the event of a Change of Control (as defined below) of [ * ] shall promptly notify [ * ] of such Change in Control. [ * ] shall have the right upon written notice to [ * ] to [ * ]. "Change in Control" means:
(a) a merger or consolidation in which [ * ] is not the surviving corporation; (b) a reverse merger in which [ * ] is the surviving corporation but the shares of [ * ] voting stock outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (c) any person holds and/or may vote in excess of fifty percent (50%) of [ * ] voting stock.

          15.5.2 Within thirty (30) days after receipt of [ * ] notice, the Parties shall jointly select an arbitrator (the "Arbitrator") who shall be a Third Party with significant qualifications and experience in the pharmaceutical industry. Within thirty (30) days after appointment of the Arbitrator, each Party, at its expense, shall develop and submit to the Arbitrator, and to the other Party, its [ * ]. Each such [ * ] and shall include the methodology and data used in determining such [ * ] and any other relevant information. Within fifteen (15) days after receipt of such information from both Parties, the Arbitrator shall [ * ] and shall notify the Parties of its [ * ]. The [ * ] so selected shall be deemed the [ * ].

          15.5.3 Within fifteen (15) days after selection of the [ * ], [ * ] will notify [ * ] as to whether it wishes to [ * ]. If [ * ] elects not to [ * ], the Parties will continue to co-promote under this Agreement and [ * ] will pay [ * ]. If [ * ] elects to [ * ], the [ * ] shall be divided by the
[ * ], subject to a maximum of [ * ]. The first such installment shall be payable on the date [ * ] makes its election hereunder and each subsequent installment shall be payable on each anniversary of such date until the [ * ] is paid in full. If [ * ] elects to [ * ], the Parties will [ * ] associated with the Arbitrator.


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     15.6  ROYALTY ADJUSTMENTS.  If at any time [ * ] (as defined in the following sentence) in [ * ] is [ * ] while Searle is paying a royalty pursuant to this Article 15, the royalty rate applicable to sales in [ * ] shall be [ * ]; provided, however, that in no event shall such royalty rate be [ * ]. [ * ] means the amount determined by [ * ] and the applicable royalty rate from [ * ].

     15.7 BANKRUPTCY. All rights and licenses granted pursuant to this Agreement by CoCensys to Searle are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code. Searle, as licensee of such rights, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. If a bankruptcy proceeding is commenced by or against CoCensys under the Bankruptcy Code, Searle shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to
Searle: (a) upon any such commencement of a bankruptcy proceeding upon written request by Searle, unless CoCensys elects to continue to perform all its


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obligations under this Agreement pending any rejection or assumption of this
Agreement; or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of CoCensys upon written request by Searle.

          15.8 SURVIVAL AND EFFECT OF TERMINATION. The provisions of Articles 7 (unless this Agreement shall be terminated by CoCensys pursuant to sub-section
15.2.1 or by Searle pursuant to sub-section 15.3.1 or 15.4.1), 15 and 18 and Sections 10.1 and 10.2 shall survive termination or expiration of this Agreement. Termination or expiration of this Agreement shall not deprive either Party of any rights or remedies either at law or in equity or relieve either Party of any of its obligations incurred prior to such termination or expiration.


ARTICLE 16.  ASSIGNMENT.

     16.1 ASSIGNMENT TO AFFILIATES. Either Party may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates provided the assigning Party guarantees performance of such obligations.

     16.2 OTHER PERMITTED ASSIGNMENTS. Searle may name such distributors, agents and co-marketing or co-promotion partners for the Product as it deems appropriate [ * ] may assign its rights or obligations under this Agreement in connection with a merger or reorganization or the sale of all or substantially all of its assets.

     16.3 BINDING NATURE OF ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Article shall be void.


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ARTICLE 17.  WARRANTIES AND REPRESENTATIONS.

     17.1 WARRANTIES AND REPRESENTATIONS. Each Party warrants to the other that:

               (a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

               (b) the execution and delivery by it of this Agreement and the performance of its obligations hereunder have been duly approved by all necessary corporate action; do not require any shareholder action or the approval and consent of any trustee or the holders of any indebtedness which has not been obtained; do not and will not contravene any law, regulation, rules or order binding on it; and do not and will not contravene the provisions of, or constitute an act of default under, any debenture, mortgage contract or other agreement or instrument to which it is a party; and

               (c) it will perform all its obligations hereunder in material compliance with all applicable laws, including the Act.

In addition, CoCensys warrants that CoCensys is not party to any Agreement applicable to the rights granted hereunder, [ * ]. CoCensys, [ * ], shall be responsible for satisfying all obligations thereunder.

     17.2 EXISTING PROMOTION AGREEMENTS. Searle acknowledges and understands that CoCensys has entered into a Promotion Agreement with Ciba-Geigy Corporation, dated May 11, 1994; a Promotion Agreement with Parke-Davis, a division of Warner-Lambert Company, dated October 26, 1995; and a Promotion Agreement with Somerset Pharmaceuticals, dated January 4, 1996 (collectively, the "Existing Promotion Agreements") and that such agreements contain obligations on the part of CoCensys


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with respect to the exclusivity of the CoCensys sales force. Given the timeline for development and commercialization of any Product arising under this Agreement, CoCensys believes that each of the Existing Promotion Agreements will have expired at the time any Product is first sold commercially. In the event such expiration has not occurred, CoCensys will give sufficient notice of early termination under each of the Existing Promotion Agreements so that CoCensys will not be in violation of any such agreements at the time the Product is actually commercialized.

     17.3 USC/ROCKEFELLER LICENSE. Searle acknowledges and understands that certain technology sublicensed to Searle hereunder was licensed to CoCensys under the terms of the Exclusive License Agreement among CoCensys, the University of Southern California and the Rockefeller University (the "USC/Rockefeller License"), a copy of which has been provided to Searle. CoCensys has received a [ * ], permitting CoCensys to grant such sublicense assuming certain conditions precedent are met. Promptly after the Effective Date, the Parties will work together, in good faith, [ * ] with the University of Southern California and, if deemed necessary by either Party, the Rockefeller University, (a) to [ * ] and (b) to provide that [ * ] in the event [ * ].


ARTICLE 18.  CONFIDENTIAL INFORMATION.

     18.1 INFORMATION. Each Party shall keep all information received from the other Party (the "Information") confidential and shall not disclose nor use the Information without the other Party's written consent except to the extent contemplated by this Agreement.

This restriction shall not, however, prevent disclosure of the Information if and to the extent that disclosure is required by law, PROVIDED that the disclosing Party informs the other Party without delay of any such requirement to allow such other Party to object to such disclosure and to seek an appropriate protective order or similar protection prior to disclosure. This obligation shall survive for five (5) years after termination or expiration of this Agreement.

     18.2 EXCEPTIONS. The above obligations shall not apply or shall cease to apply if such Information:

               (a) has become generally available to the public otherwise than through violation of this Agreement;

               (b) was already in the recipient's possession prior to its acquisition from the disclosing Party;

               (c) has been received from a Third Party who did not acquire it directly or indirectly from the disclosing Party; or

               (d) has been independently developed by the receiving Party without the aid or use of Information of the disclosing Party.

     18.3 PERMITTED DISCLOSURES. Information may be disclosed to employees, agents, consultants, sublicensees or suppliers of the recipient Party or its Affiliates, but only to the extent required to accomplish the purposes of this Agreement and only if the recipient Party obtains prior agreement from the recipients to hold in confidence and not use such information for any purpose other than those permitted by this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such recipients do not disclose or make any unauthorized use of the Information.

     18.4 PUBLICITY AND DISCLOSURE OF AGREEMENT. All publicity relating to this Agreement shall be subject to the approval of both Parties. Except as required by law, neither Party shall disclose any non-public information with respect to the terms of this Agreement or concerning the collaboration hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Notwithstanding any other provision of this Agreement, each Party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions solely for purposes of financing its operations if the disclosing Party uses reasonable efforts to obtain a signed confidentiality agreement with such financial institution with respect to such information, upon terms substantially similar to those contained in this Section.

     18.5 PUBLICATION. The Parties shall cooperate in appropriate publication of the results of research and development work performed pursuant to this Agreement, subject to the predominating interest in obtaining patent protection for any patentable subject matter. Prior to any public disclosure of such results, the Party proposing disclosure shall send the other Party a copy of the information to be disclosed. The other Party shall have thirty (30) days from receipt to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Information of the reviewing Party which such Party desires to maintain as a trade secret. If notification is not received during the thirty (30) day period, the Party proposing disclosure shall be free to proceed with the disclosure. If due to a valid business reason or a belief by the non-disclosing Party that the disclosure contains subject matter for which a patentable invention should be sought, then prior to the expiration of the thirty (30) day period, the non-disclosing Party shall so notify the disclosing Party, who shall then delay public disclosure of the information for an additional period of up to [ * ] to permit the preparation and filing of a patent application on the


[ * ]  Confidential Treatment Requested
subject matter to be disclosed or other action to be taken. The Party proposing disclosure shall thereafter be free to publish or disclose the information. The determination of authorship for any paper shall be in accordance with accepted scientific practice.


ARTICLE 19.  MISCELLANEOUS.

     19.1  WAIVER.   The failure by either Party to require performance by the
other Party of any of its obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by either Party of any condition, or of the breach of any provision of this Agreement, whether by conduct or otherwise shall be deemed to be or construed as a further or continuing waiver thereof.

     19.2 AMENDMENTS. This Agreement may not be amended except in writing by the Party to be charged.

     19.3 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deleted, and, if possible, replaced by a provision which achieves the intent of the Parties.

     19.4 RELATIONSHIP BETWEEN THE PARTIES. Nothing in this Agreement is intended nor shall be construed to constitute CoCensys or Searle as partners or joint venturers. Neither Party shall have the express or implied authority to assume or create any obligations on behalf of or in the name of the other Party.


     19.5 CORRESPONDENCE AND NOTICES. Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address) shall be in writing and sent by prepaid registered or certified air mail, or by facsimile confirmed by prepaid registered or certified air mail letter, and shall be deemed to have been property served to the addressee upon receipt of such written communication.

     In the case of CoCensys, such address shall be:

               CoCensys, Inc.
               213 Technology Drive
               Irvine, California 92718, USA
               Attn:  Chief Executive Officer


     and in the case of Searle, such address shall be:

               G. D. Searle & Co.
               5200 Old Orchard Road
               Skokie, Illinois  60077
               Attn:  Chief Executive Officer
               cc:  General Counsel

     19.6 CHOICE OF LAW. This Agreement is subject to and governed by the laws of Delaware (except the choice of laws rules).

     19.7 FORCE MAJEURE. Neither Party shall be liable to the other for delay or failure in performing any of its obligations if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence. It shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to resume performance of its obligations as soon as practicable.

     19.8 ENTIRE AGREEMENT. This Agreement together with its Exhibits and further agreements mentioned herein constitutes the entire agreement of the Parties with respect to the subject matter hereof as of its date, and supersedes all prior agreements, understandings, representations and proposals, written or oral, relating thereto.

     19.9 REGISTRATION AND FILING OF THE AGREEMENT. To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities or the U.S. Federal Trade Commission, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the Parties will request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by law. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom. Without limiting the foregoing, the Parties agree to make all necessary filings required under the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended, and to cooperate with each other so as to comply therewith on a timely basis in light of the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the year first set forth above.

G.D. SEARLE & CO.                  COCENSYS, INC.

By: /s/ R. U. De Schutter          By: /s/ Daniel L. Korpolinski
   ----------------------------       ---------------------------
   R. U. De Schutter                  Daniel L. Korpolinski
   Chairman and Chief Executive       President & Chief
   Officer and President              Executive Officer

                                                                       EXHIBIT A

                       CO-CENSYS PATENT RIGHTS

     U.S. Patent/Application       Foreign Counterparts
     -----------------------       --------------------
             [ * ]                         [ * ]


__________________________

[ * ]

                            (continued on next page)


[ * ]  Confidential Treatment Requested

                                                                       EXHIBIT A

                             CO-CENSYS PATENT RIGHTS






_________________________

[ * ]


[ * ]  Confidential Treatment Requested

                                                                       EXHIBIT B

                 TARGET CRITERIA FOR BACK-UP COMPOUND CANDIDATES


                                       [ * ]


[ * ]  Confidential Treatment Requested